As filed with the Securities and Exchange Commission on April 15, 2016

Registration No. 333-204878

Registration No. 333-197591

Registration No. 333-197590

Registration No. 333-197589

Registration No. 333-197588

Registration No. 333-190018

Registration No. 333-190016

Registration No. 333-185992

Registration No. 333-185987

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204878

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197591

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197590

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197589

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197588

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190018

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190016

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185992

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185987

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

12300 Liberty Boulevard
Delaware	Englewood, Colorado 80112	37-1699499
(State or Other Jurisdiction of	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

Liberty Media Corporation 2013 Incentive Plan

(Amended and Restated as of May 6, 2015)

Liberty Media Corporation 2013 Nonemployee Director Incentive Plan

(Amended and Restated as of December 17, 2015)

Liberty Media Corporation Transitional Stock Adjustment Plan

Liberty Media 401(k) Savings Plan

(Full title of plans)

Richard N. Baer, Esq. Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Liberty Media Corporation (the “Registrant”) with the Securities and Exchange Commission:

•                  Registration Statement No. 333-204878, filed on June 11, 2015, registering 100,000 shares of the Registrant’s Series C common stock under the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of May 6, 2015).

•                  Registration Statement No. 333-197591, filed on July 23, 2014, registering 30,000 shares of the Registrant’s Series C common stock under the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as  amended.

•                  Registration Statement No. 333-197590, filed on July 23, 2014, registering 20,000,000 shares of the Registrant’s Series C common stock under the Liberty Media Corporation 2013 Incentive Plan, as amended.

•                  Registration Statement No. 333-197589, filed on July 23, 2014, registering 3,000,000 shares of the Registrant’s Series C common stock under the Liberty Media 401(k) Savings Plan.

•                  Registration Statement No. 333-197588, filed on July 23, 2014, registering 8,236,000 shares of the Registrant’s Series C common stock under the Liberty Media Corporation Transitional Stock Adjustment Plan.

•                  Registration Statement No. 333-190018, filed on July 18, 2013, registering 250,000 shares of the Registrant’s Series A common stock under the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan.

•                  Registration Statement No. 333-190016, filed on July 18, 2013, registering 10,000,000 shares of the Registrant’s Series A common stock under the Liberty Media Corporation 2013 Incentive Plan.

•                  Registration Statement No. 333-185992, filed on January 11, 2013, registering 6,000,000 shares of the Registrant’s Series A common stock under the Liberty Media Corporation Transitional Stock Adjustment Plan.

•                  Registration Statement No. 333-185987, filed on January 11, 2013, registering 3,000,000 shares of the Registrant’s Series A common stock under the Liberty Media 401(k) Savings Plan.

Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, the Registration Statements also covered, in addition to the number of shares stated above, an indeterminate amount of shares to be issued pursuant to the plans listed above after the operation of any anti-dilution and other provisions under such plans.

At a special meeting of shareholders of the Registrant held on April 11, 2016, the shareholders of the Registrant approved proposals regarding the amendment and restatement of the Registrant’s certificate of incorporation (the “Restated Charter”) in order to, among other things, reclassify and exchange the Registrant’s existing common stock into three new tracking stocks, to be designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Media common stock (the “Reclassification and Exchange”). The Reclassification and Exchange became effective upon the filing of the Restated Charter on April 15, 2016 (the “Effective Time”). As a result of the Reclassification and Exchange, there are no longer any outstanding shares of the Registrant’s Series A common stock, Series B common stock or Series C common stock.

As a result of the Reclassification and Exchange, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements as of the Effective Time. Accordingly, by this Post-Effective Amendment to the Registration Statements, the Registrant hereby deregisters all shares of Series A common stock and Series C common stock covered by the Registration Statements remaining unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 15th day of April, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

LIBERTY MEDIA CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer